UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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Securities Exchange Act of 1934

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ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

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Erie Indemnity®

2019

Information Statement and Notice of Annual Meeting

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 94th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 30, 2019, in the Auditorium of the F.W. Hirt – Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 12 persons to serve as directors until our 2020 annual meeting of shareholders and until their successors are elected and qualified; and

2.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2018, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, March 1, 2019, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Vice President, Secretary and Senior Counsel

March 29, 2019

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the

Annual Meeting of Shareholders to be held on April 30, 2019.

Our information statement and annual report are available at:

http://www.erieproxy.com.

Erie Indemnity Company — 2019 Information Statement

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING HOLDERS OF OUR CLASS A COMMON STOCK FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Introduction

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100 percent of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 29, 2019, is furnished to such holders to provide information regarding us and our 2019 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2019 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 30, 2019 in the Auditorium of the F.W. Hirt — Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

Voting at Our Annual Meeting

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy. Only holders of Class B common stock of record at the close of business on March 1, 2019, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, as amended, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors.

As of the close of business on March 1, 2019, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2019 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2019 annual meeting.

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” all of whom are directors of the Company, are beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05% of the outstanding shares of Class B common stock entitled to vote at our 2019 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Vorsheck and Jonathan Hirt Hagen, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Vorsheck and Jonathan Hirt Hagen are both candidates for re-election to the board at our 2019 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 12 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

2019 Information Statement    1

Description of Our Business

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through 2,208 independent agencies comprised of more than 12,850 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of all premiums written or assumed by the Exchange. Management fees accounted for 96.5%, 96.6% and 96.8%, respectively, of our revenues for the three years ended December 31, 2016, 2017 and 2018. The management fee rate was 25% during 2016, 2017 and 2018, and beginning January 1, 2019, the rate has been set at 25%.

Beneficial Ownership of Common Stock

The following table sets forth, as of March 1, 2019, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)

There are three H.O. Hirt Trusts. Thomas B. Hagen, Jonathan Hirt Hagen and Mrs. Vorsheck are three of the beneficiaries of the Trusts. As of the date of this information statement, the trustees of the H.O. Hirt Trusts are Jonathan Hirt Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)

Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the father of Jonathan Hirt Hagen. Jonathan Hirt Hagen is also a director of the Company.

2    Erie Indemnity Company

The following table sets forth, as of March 1, 2019, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)		Vested Share Credits (3)(4)	Percent of Outstanding Class A Common Stock(5)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(5)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000		15,682
Eugene C. Connell(6)	17,247		895
Salvatore Correnti	320		389
LuAnn Datesh	410		1,585
Jonathan Hirt Hagen(7)	223,130		12,712		1
Thomas B. Hagen(8)	16,762,189		10,516	36.31%	169	6.65%
C. Scott Hartz	2,097		14,719
Brian A. Hudson, Sr.	180		895
Claude C. Lilly, III	691		15,682
George R. Lucore	1,725		1,585
Thomas W. Palmer	770		11,605
Martin P. Sheffield	800		6,622
Elizabeth Hirt Vorsheck(9)	4,428,914		10,516	9.61%
Executive Officers:(10)
Gregory J. Gutting	4,226		1,801
Robert C. Ingram, III	14,504		3,678
Timothy G. NeCastro	15,339		3,825
Bradley G. Postema	1,856		0
Former Executive Officer:
Sean J. McLaughlin(11)	0		0
All Directors and Executive Officers as a Group (21 persons)(12)	21,649,247	(13)	N/A	46.87%	170	6.69%

(1)	Information furnished by the named persons.

(2)

Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under the rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not include shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Vested share credits of Class A common stock for Directors are granted under the Deferred Stock Plan for Outside Directors.

(4)	Vested share credits of Class A common stock for Officers represent deferrals of short- and long-term incentive compensation under the Company’s Incentive Compensation Deferral Plan.

(5)	Less than 1% unless otherwise indicated.

(6)

Mr. Connell owns 17,247 shares of Class A common stock directly and 895 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Connell disclaims beneficial ownership of 2,463 shares of Class A common stock owned by his two children who live in his household. The table does not include these disclaimed shares.

2019 Information Statement    3

(7)

Mr. Jonathan Hagen owns 223,130 shares of Class A common stock directly and 1 share of Class B common stock directly. Mr. Hagen owns 12,712 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Jonathan Hagen disclaims beneficial ownership of 200 shares of Class A common stock owned by his daughter who lives in his household. The table does not include these disclaimed shares.

(8)

Mr. Thomas Hagen owns 5,100 shares of Class A common stock directly and 16,757,089 shares of Class A common stock indirectly. Mr. Hagen owns 10,516 vested share credits under the Deferred Stock Plan for Outside Directors. Mr. Hagen owns 4 shares of Class B common stock directly and 165 shares of Class B common stock indirectly.

(9)

Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 4,359,398 shares of Class A common stock indirectly through several trusts. Mrs. Vorsheck owns 10,516 vested share credits under the Deferred Stock Plan for Outside Directors.

(10)	Excludes Sean J. McLaughlin since he is listed under Former Executive Officer.

(11)	Sean J. McLaughlin retired as Executive Vice President and General Counsel on December 31, 2018.

(12)	Includes Executive Vice Presidents Lorianne Feltz, Douglas E. Smith and Dionne Wallace Oakley.

(13)

Includes actual ownership of Class A common stock, vested share credits under the Deferred Stock Plan for Outside Directors, and vested share credits under the Company’s Incentive Compensation Deferral Plan for executives and senior officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2018, we believe that all such filings required during 2018 were made on a timely basis.

4    Erie Indemnity Company

Our Board of Directors

Introduction

Our board of directors is currently comprised of 13 members, all of whom were elected at our 2018 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws. On February 14, 2019, our board of directors accepted our nominating committee’s recommendation to set the number of directors at 12, effective at the 2019 annual meeting.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•

Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Jonathan Hirt Hagen, vice chairman of the board of directors and chairman of our nominating committee, are father and son, respectively; and

•	Mrs. Vorsheck, a director and chair of our Charitable Giving Committee, is a niece-in-law of Thomas B. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2018, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to serve as vice chairman of the board, and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties (including ex officio membership on committees) of the chairman of the board when the chairman is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have generally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interests of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under the rules of the NASDAQ Global Select Market®, or “NASDAQ,” our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions five times during 2018.

2019 Information Statement    5

Board Oversight of Risk

Our Board of Directors is responsible for oversight of the Company’s ongoing assessment and management of material risks that impact our business. The Company has a formal enterprise risk management, or “ERM,” program that operates under the leadership of our chief financial officer, or “CFO.” The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks as well as policies and actions taken to mitigate those risks.

At the board level, risk oversight is primarily accomplished through individual committees of the board and management’s reporting processes. Each committee oversees and manages the risks associated with their substantive areas of responsibility and the individual committees regularly meet and report back to the board. A description of the individual committees and their risk oversight functions appears below.

Audit Committee	Compensation Committee	Nominating Committee	Investment Committee

Our audit committee focuses on risks related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards.

Annually, the board of directors appoints one member of the audit committee to serve as an ERM Liaison. The ERM Liaison assists the audit committee with its review and consideration of ERM issues across all board committees.

Our audit committee also oversees the cybersecurity subcommittee, which is responsible for assessing and monitoring the Company’s cybersecurity risk and for overseeing the Company’s program relating to the protection of non-public information and the systems on which such information resides.

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices. With the assistance of a compensation consultant, the Company periodically conducts a comprehensive compensation risk assessment, including a review of all executive and non-executive incentive plans, and evaluates the risks associated with each of our compensation plans and the effectiveness of certain risk-mitigating factors. See also Compensation Discussion and Analysis.

Our nominating committee identifies and oversees risks associated with director independence, related person transactions and the implementation of corporate governance policies.

The nominating committee is also responsible for monitoring corporate governance issues that may arise from time to time and developing appropriate recommendations to address such issues with the board.

Our investment committee identifies and assesses the business and economic risks relating to the Company’s investments and the investment portfolios of the companies we manage.

These risks include, but are not limited to, market risk, liquidity risk, concentration risk, credit risk, interest rate risk and inflation risk.

Cybersecurity Subcommittee

Our cybersecurity subcommittee was formed to undertake a more in-depth analysis of the cybersecurity landscape and to assist the board with oversight of the Company’s policies, practices and procedures regarding cybersecurity strategies and preparedness. Subcommittee meetings typically involve discussions with management on the following topics:

•  Current administrative, technical and physical safeguards and the adequacy of those safeguards in identifying and assessing risks to the security or integrity of non-public information stored in the Company’s information systems;

•  Strategies for safeguarding against the unauthorized access, use or disclosure of non-public information; and

•  The Company’s procedures for detecting, responding to and recovering from information security incidents.

6    Erie Indemnity Company

Committees of Our Board

Our board of directors met six times in 2018. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2018, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met seven times in 2018. Consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met six times in 2018. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met four times in 2018. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Board Committee Composition

Members and chairs of the standing committees of our board of directors are identified in the table below.

Name	Audit(1)	Charitable Giving	Exchange Relationship(2)	Executive	Compensation	Investment	Nominating	Strategy
J. Ralph Borneman, Jr.		⬛	⬛	⬛				Chair
Eugene C. Connell	⬛					⬛		⬛
Salvatore Correnti						Chair
LuAnn Datesh	⬛	⬛
Jonathan Hirt Hagen			⬛	⬛	⬛	⬛	Chair	⬛
Thomas B. Hagen(3)				Chair
C. Scott Hartz						⬛		⬛
Brian A. Hudson, Sr.	Chair				⬛
Claude C. Lilly, III	⬛		⬛	⬛		⬛
George R. Lucore(4)		⬛			⬛			⬛
Thomas W. Palmer	⬛				Chair		⬛
Martin P. Sheffield(5)	⬛		⬛
Elizabeth Hirt Vorsheck		Chair	⬛	⬛			⬛	⬛

(1)

Our audit committee has a subcommittee that oversees and reviews matters related to the protection of data and our information systems. This cybersecurity subcommittee is composed of audit committee members Claude C. Lilly, III (chair), Brian A. Hudson, Sr., and Martin P. Sheffield.

(2)

Because our exchange relationship committee has not met in several years, our board deferred consideration on the appointment of a new committee chair until such time as it becomes necessary or advisable for the committee to meet again.

2019 Information Statement    7

(3)	As chairman of the board of directors, Mr. Hagen serves ex officio as a non-voting member of our audit and compensation committees and a voting member of all other committees.

(4)	Mr. Lucore serves as a non-voting member of our compensation committee.

(5)	Mr. Sheffield currently serves as the audit committee ERM Liaison.

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

Director — Shareholder Communications

Our shareholders may communicate with our board of directors through our corporate secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our corporate secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. All of our current directors attended our 2018 annual meeting.

8    Erie Indemnity Company

Proposal 1

Election of Directors

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Holding Companies Act, in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of Our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 24, 2018 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves ex officio as a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ.

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

2019 Information Statement    9

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

Our nominating committee utilizes the following process to identify and evaluate the individuals that it selects, or recommends that our board of directors select, as director nominees:

•	Reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 9, 2019 for the purposes of evaluating the performance and qualifications of the current and proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. At its meeting on February 9, 2019, our nominating committee recommended that the size of our board of directors be set at 12 persons and that 12 of the 13 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting. Claude C. Lilly III, a director since 2000, previously informed the nominating committee that he will retire from the board of directors at the end of his current term and not stand for re-election at our annual meeting.

On February 14, 2019, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 12 and approved the nomination of J. Ralph Borneman, Jr., Eugene C. Connell, Salvatore Correnti, LuAnn Datesh, Jonathan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Brian A. Hudson, Sr., George R. Lucore, Thomas W. Palmer, Martin P. Sheffield and Elizabeth Hirt Vorsheck for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2020 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

10    Erie Indemnity Company

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, age (as of April 1, 2019), service as a director, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

J. Ralph Borneman, Jr., CIC, CPIA
Age: 80 Director since 1992

President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded.

Mr. Borneman has extensive knowledge of, and over 50 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. He is a past President of the Professional Insurance Agents Association of Pennsylvania, Maryland and Delaware and has prior experience as a director of other public companies.

Eugene C. Connell, FCAS, CFA, CPCU
Age: 64 Director since 2017

Chief Executive Officer, RendrFX, Inc., video software, since 2017; Independent Investor and Advisor, Erie, PA, since 2011; Deputy Secretary, Commonwealth of Pennsylvania Department of Labor and Industry, Harrisburg, PA, 2013-2014; Executive Vice President, Property/Casualty Products, Risk Lighthouse, LLC, Atlanta, GA, 2012; Senior Vice President and Chief Actuary (1988-2011) and Chief Risk Officer (2005-2011), Erie Insurance Group, Erie, PA.

Mr. Connell has more than 40 years of experience in the insurance industry, including a 23-year career with the Company during which he held several senior leadership positions, including Chief Actuary and Chief Risk Officer. He has extensive experience in actuarial science; automobile, property and workers compensation insurance; development of property and casualty insurance products; financial planning and modeling; investments; insurance regulation; and risk management. Mr. Connell also satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

Salvatore Correnti, CFA, CCM, FLMI
Age: 58 Director since 2018

Director, Oil Casualty Investment Corporation Ltd, Bermuda, since 2017; Director, Builders Insurance (A Mutual Captive Company), Atlanta, GA, since 2013; Adjunct Professor, Towson University, Towson, MD, since 2015; Non-Executive Vice Chair of the Board of Directors of Conning Holdings Corporation, Hartford, CT; Conning Holdings Ltd, UK, 2012-2017; Chief Executive Officer of Conning Holdings/Conning Asset Management, 2003-2012.

Mr. Correnti has extensive experience with investments and insurance having held executive positions at USF&G, Swiss Re and Conning. In his current role as a director of Builders Insurance he serves as chair of the Investment Committee. Mr. Correnti also has executive management experience serving six years as head of asset-liability management, five years as chief operating officer, and then for nine years as chief executive officer of a global asset management company with more than $120 billion in assets under management.

2019 Information Statement    11

LuAnn Datesh, Esq.
Age: 64 Director since 2016

A director and shareholder of the law firm of Sherrard, German & Kelly, P.C., Pittsburgh, PA, since September 2016; Vice President, CNX Gas Corporation, Canonsburg, PA, February 2016 to September 2016; Vice President, CONSOL Energy, Inc., 2011-2016; Assistant General Counsel, CONSOL Energy, Inc., 2009-2011.

Ms. Datesh has significant experience with the legal, governance and risk management aspects of another publicly-held, regulated company where she was an officer of multiple subsidiaries. She also has executive management experience overseeing a wide variety of corporate transactions and an extensive background in corporate law, finance, business counseling and managing large real estate holdings.

Jonathan Hirt Hagen, J.D.
Age: 56 Director since 2005

Vice Chairman of the Board of our Company since 2013 and Chairman of the Board of our affiliated insurance companies since 2018; Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2015; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, from 1999-2017; private investor, since 1990.

Mr. Hagen, as the grandson of our late founder and longtime leader of the Company, H.O. Hirt, and son of Chairman Thomas B. Hagen and the late longtime director Susan Hirt Hagen, has a thorough knowledge and understanding of our operations, history and culture. He is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry, business law and corporate governance issues. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Thomas B. Hagen
Age: 83 Director since 2007 Prior Board Service 1979-1998

Chairman of the Board of our Company (since 2007) and of our affiliated insurance companies (2007-2018), an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Owner and Manager, Historic Erie Restorations LLC, since 2018; Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.

Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

12    Erie Indemnity Company

C. Scott Hartz, CPA
Age: 73 Director since 2003

Retired senior executive and private investor, principally in start-up technology related ventures. Chairman, TaaSera, Inc. a cyber-security technology company since August 2015; Chief Executive Officer, TaaSera, Inc. 2012-2015, Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002.

Prior to joining the Company’s board, Mr. Hartz spent 32 years with PwC Consulting, the last seven years as Global Chief Executive Officer for a world-wide organization with a 30,000 person professional staff. Mr. Hartz has a strong background in information technology, cyber-security, consulting and investments. He has prior experience in executive management, as a director of another public company and as a director of a national non-profit organization.

Brian A. Hudson, Sr., CPA, CGMA, CTP
Age: 64 Director since 2017

Executive Director and Chief Executive Officer, Pennsylvania Housing Finance Agency, Harrisburg, PA, since 2003; Director, Federal Home Loan Bank of Pittsburgh, 2007-2017.

Mr. Hudson has 15 years of experience as chief financial officer and 14 years as chief executive officer of a multi-billion dollar corporation and instrumentality of the Commonwealth of Pennsylvania. In addition to being a Certified Public Accountant (CPA) and holding a Chartered Global Management Accountant (CGMA) designation, Mr. Hudson is a Certified Treasury Professional (CTP). Until 2017, he was a member of the Board of Directors, and Chair of the Audit Committee, of the Federal Home Loan Bank of Pittsburgh and has more than 35 years of experience in managing a large investment portfolio and the placement of bond issues. Mr. Hudson satisfies the SEC requirements of an audit committee financial expert and has been so designated by the Company’s board of directors.

George R. Lucore, CIC, CPCU, LUTCF
Age: 68 Director since 2016

Managing Director, PAFLA Properties, LLC, property management, since 2009; Executive Vice President — Field Operations of the Company, 2008-2010.

Mr. Lucore had a 36-year association with the Company during which he held several senior and executive leadership positions in addition to management roles in a number of our field offices. He has extensive knowledge of the insurance industry, including agency, marketing and distribution systems; was previously involved with the geographic expansion of the Erie Insurance Group into a number of states; and has taught courses in risk management and life and health insurance at the college level.

Thomas W. Palmer, Esq.
Age: 71 Director since 2006

Member (including past service as a managing member) of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972.

Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

2019 Information Statement    13

Martin P. Sheffield, CPCU
Age: 68 Director since 2010

Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003.

Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Elizabeth Hirt Vorsheck
Age: 63 Director since 2007

Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 35 years’ experience as managing principal of family business interests; private investor; and more than 15 years’ experience as principal of a family charitable foundation and other charitable initiatives.

Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Thomas B. Hagen and the late Susan Hirt Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Independent Directors

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Eugene C. Connell	Jonathan Hirt Hagen	Brian A. Hudson, Sr.	Thomas W. Palmer
Salvatore Correnti	Thomas B. Hagen	Claude C. Lilly, III	Martin P. Sheffield
LuAnn Datesh	C. Scott Hartz	George R. Lucore	Elizabeth Hirt Vorsheck

Director J. Ralph Borneman, Jr. does not meet the NASDAQ definition of an independent director since he is an owner and executive officer of an insurance agency that receives commission payments from the Company. See Related Person Transactions.

Required Vote

Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting. An abstention will count as a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR

DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

14    Erie Indemnity Company

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs and the decisions the compensation committee of the board of directors has made under those programs. SEC regulations require disclosure of information about the compensation of our named executive officers, or “NEOs.” This includes our CEO, our CFO, and the next three most highly compensated officers of the Company. The following discussion focuses on the compensation of our NEOs for 2018, identified in the table below.

2018 Named Executive Officers

Principal executive officer	Timothy G. NeCastro
President and Chief Executive Officer
Principal financial officer	Gregory J. Gutting
Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	Robert C. Ingram, III
Executive Vice President and Chief Information Officer
Sean J. McLaughlin
Former Executive Vice President and General Counsel
Bradley G. Postema
Senior Vice President and Chief Investment Officer

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value for our enterprise. Base salary is established after consideration of external competitiveness and the level of experience of each executive. Variable compensation is based on a “pay-for-performance” philosophy and tied to our corporate strategy. The outcome of current year performance is recognized by our Annual Incentive Plan, or “AIP,” and longer-term performance is measured over a three-year period and rewarded by our Long-Term Incentive Plan, or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance goals,” and individual accomplishments, or “individual performance goals.” For our 2018 AIP, the company performance goals, weighted equally at 50% each, were (1) the Property and Casualty Group’s growth in direct written premium, or “DWP,” and (2) statutory combined ratio. For 2018, our results were as follows:

AIP Corporate Measure	2018 Target	2018 Year End Result	Payout (as a % of Target)
Direct Written Premium	5.8%	7.0%	140.0%
Statutory Combined Ratio	100.9%	103.1%	0.0%
OVERALL CORPORATE PERFORMANCE(1)			70.0%

(1)	Corporate measures are each weighted at 50%

The performance goals for our LTIP are DWP growth, statutory combined ratio and return on invested assets. The plan is designed to reward participants based upon performance relative to an established peer group (see Long-Term Incentive Plan below for the composition of the peer group). Performance below that of the peer group results in payouts below target; performance equal to that of the peer group results in payouts at target; and performance better than the peer group results in payouts in excess of target. To achieve a maximum payout, our three-year DWP growth must exceed the peer group results by 450 basis points; statutory combined ratio must be lower than the peer group results by 600 basis points; and our return on invested assets must exceed the peer group results by 262.5 basis points.

2019 Information Statement    15

To date, we have information on 11 of the 12 measurement quarters for the 2016-2018 LTIP performance period and we expect performance relative to our peer group to be less than that of the 2015-2017 performance period, as illustrated below.

LTIP Measure	Performance Period		ERIE Result	Peer Group Result	Basis Points Difference	Under/Over Performance
Direct Written Premium	2015-2017		6.48%	4.61%	187.00	Over
	2016-2018	*	6.40%	4.90%	147.00	Over
Statutory Combined Ratio	2015-2017		96.50%	102.07%	-556.60	Over
	2016-2018	*	98.80%	101.60%	-279.10	Over
Return on Invested Assets	2015-2017		5.63%	5.03%	59.60	Over
	2016-2018	*	5.64%	5.75%	-11.20	Under

* Results for the 2016-2018 performance period are projected.

Our direct written premium growth continues to outperform our peers, though not by as much as for the 2015-2017 performance period. Our combined ratio is projected to be better than the peer group for the 2016-2018 LTIP performance period, though not as strong as in the prior performance period. Our return on invested assets is expected to be lower than the peer group. As a result, we expect the overall performance factor used to determine the payments to our NEOs under the LTIP to be lower than the prior year.

Additional information regarding our financial results for the year ended December 31, 2018, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 21, 2019.

Say-on-Pay and Say-on-Frequency Advisory Vote Results

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. We held this “say-on-pay” vote at our 2017 Annual Meeting and our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no material changes to our compensation programs were necessary.

Companies subject to the “say-on-pay” rules are required to hold a vote at least once every six calendar years to determine the frequency of the say-on-pay vote — annually, biannually or triennially. In 2017, our Class B voting shareholders selected, on a non-binding advisory basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs. Accordingly, our next say-on-pay vote will take place in 2020.

Risk Management in Executive Compensation Plan Design

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders. This evaluation, conducted annually, is intended to minimize the risk that such programs will promote behavior that would negatively impact the value of the Company or the Exchange. The committee ensures that performance measures used in these programs align with our overall business strategy.

Based on the results of these periodic assessments, we conclude that our compensation programs do not create undue material risk to the Company. There have been no material changes to our incentive plans or risk-mitigating factors since our last assessment and we have not identified any new risks that would change this conclusion. Other tools used to manage executive compensation risk and promote effective governance are identified in the table below.

16    Erie Indemnity Company

Measures Used to Mitigate Compensation Risk

Recoupment of Bonuses	Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.
Committee Discretion	Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.
Peer Group Comparison	The committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results and those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.(1)
AIP Funding Qualifier	Overall Company financial results are considered before making payments to individuals to ensure payouts are not made if overall performance is poor.
Multiple Performance Measures	Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.
Maximum Payout Opportunity	We limit the amounts that may be earned under any award of performance-based compensation.
Policy for Minimum Stock Ownership Levels	We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Policy for Minimum Stock Ownership Levels.
Plan Governance	All of our incentive plans have written plan documents. Depending on the plan, amendments require the approval of either the compensation committee or our Human Resources Division.

(1)

We use two peer groups in our executive compensation program. The LTIP peer group, against which our long-term performance is measured, represents a significant share of the industry’s property and casualty premium and our compensation committee believes that this group is representative of our competition. Our executive compensation benchmarking peer group is composed of companies we consider to be competitors for policyholders and employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

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Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with those of the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the following elements of executive compensation.

Components of Our Executive Compensation Program

Base Salary	Represents a fixed level of cash compensation for the executive’s competencies and the regular duties they perform in their role. Base salaries are linked to other compensation elements, including target award opportunities for short- and long-term incentive plans.
AIP	A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during a one-year period.
LTIP	A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders and the policyholders of the Exchange.
Benefits	Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation to a later date. We offer an unfunded, non-qualified “incentive compensation deferral plan” that enables participants to defer receipt of their AIP or LTIP award. We match contributions in our 401(k) plan. We match 100 percent of the first three percent of pay contributed by the employee, and then 50 percent of the next two percent of employee contributions.

Executive Compensation Principles

Our executive compensation program includes industry best practices.

What We Do
✓	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk and is connected to performance.

✓	Link Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities.

✓	Consult with Independent Compensation Advisor. The committee retains an independent consultant to review our executive compensation programs and practices.

✓	Target Pay at the 50th Percentile of Peers. We target total direct compensation at the 50th percentile of our peers.

✓	Benchmark to Peers. We benchmark our executive compensation program and review the composition of the peer group annually.

✓	Limit the Maximum Payout Opportunity. We establish maximum amounts that may be earned under any award of performance-based compensation for our executives.

✓	Require Minimum Levels of Stock Ownership. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain.

✓	Recoup Compensation Under Certain Circumstances. Awards made to executives are subject to recoupment in specified situations.

18    Erie Indemnity Company

What We Don’t Do
×	No accelerated Vesting of Performance Shares. Performance shares under long-term incentives do not provide for accelerated vesting in the event of a termination of employment.

×	No excessive perquisites. Our executives receive minimal perquisites and do not receive tax gross-ups, with the exception of guest travel.

×	No stock options. We do not offer stock options or stock appreciation rights (SARs).

×	No employment agreements. We do not have employment agreements with any of our executive officers.

Relationship Between Pay and Performance

Our variable pay compensation is tied to (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our performance and financial results through their decisions, the percentage of their total compensation comprised of variable pay increases with level of responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 71 percent of our CEO’s total target annual compensation in 2018, 46 percent of which was in the form of long-term awards tied to corporate performance. Variable compensation opportunities comprised approximately 59 percent of our other NEOs’ total target annual compensation in 2018, 34 percent of which was in the form of long-term awards. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

2019 Information Statement    19

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. The committee is responsible for establishing principles that guide the design of compensation programs for all executives. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. The committee engaged Aon, an independent consultant, to assist it with the development and setting of executive compensation for 2018. In preparing the 2018 benchmark and survey data, Aon utilized the following best practice methodologies:

Benchmark Positions	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions in the market.
Third-Party Compensation Data	Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting, Towers Watson and Aon. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.
Peer Group	Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size.

The peer group used in our 2018 base salary analysis was the same peer group used in 2017, with the exception of State Farm. State Farm was removed from the peer group because of its size. The company far exceeds our revenue as well as our net written premium and assets considerations.

2018 Executive Compensation Benchmarking Peer Group

American Family Insurance Group

Amica Mutual Insurance Group

Auto Club Group

The Cincinnati Insurance Companies

CSAA Insurance Exchange

COUNTRY Financial

Farmers Insurance Group

The Hanover Insurance Group

Property and Casualty Companies

Nationwide Insurance

Sentry Insurance Group

State Auto Insurance Companies

USAA Group

In 2018, we paid Aon $50,216 for consulting services and $10,400 for compensation survey participation. We paid McLagan Partners, Inc., a division of Aon, $10,400 for compensation survey participation. In addition, we paid Ward Group, also a division of Aon, $1,250 for survey participation and $69,312 for consulting services. The committee has reviewed these services and determined that they do not impair the independence of Aon.

Principal Components of Executive Compensation

The principal components of our executive compensation program are base salary and bonus opportunities under our AIP and LTIP. Each of these items is discussed below.

20    Erie Indemnity Company

Base Salary

The committee set the 2018 base salaries of the NEOs, effective March 1, 2018. The adjustments were based on performance and/or market comparables.

Name	2018 Annual Base Salary	2017 Annual Base Salary
Timothy G. NeCastro	$820,000	$750,000
Gregory J. Gutting	$480,000	$450,000
Robert C. Ingram, III	$495,000	$480,000
Sean J. McLaughlin	$450,000	$440,000
Bradley G. Postema	$446,047	$433,055

Annual Incentive Plan

The 2018 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2018. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. The weighting between corporate and individual performance goals is based on an NEO’s role within the organization. Performance measures and their weightings for the 2018 AIP appear in the table below.

2018 AIP Performance Measures and Weightings

	Company Performance Measures		Individual/Divisional Performance Measure Weighting
Name	% Increase in Direct Written Premiums	Statutory Combined Ratio
Timothy G. NeCastro	40%	40%	20%
Gregory J. Gutting	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Sean J. McLaughlin	40%	40%	20%
Bradley G. Postema	30%	30%	40%

Once the target percentages were determined, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. At the end of each year our board of directors and management review our historical results, operating goals and industry estimates to identify those areas where performance-based incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then established a minimum, or “threshold,” a target and a maximum level of achievement for each performance measure. The maximum was intended to incent participants to achieve a maximum performance payout. Results between the threshold and target provide a partial payout, recognizing that a portion of the goal was achieved. The company performance goals for the NEOs are shown in the table below.

2018 AIP Company Performance Goals

Company Goal	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	7.0%	3.8%	5.8%	8.8%
Statutory Combined Ratio(2)	103.1%	102.9%	100.9%	97.9%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s DWP.

(2)

The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance goals promote growth (measured by an increase in DWP) while maintaining a strong underwriting discipline (evidenced by a favorable statutory combined ratio).

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2018 AIP Individual Performance Goals

Each NEO was assigned individual goals related to their scope of responsibility and aligned with our overall strategic priorities. These goals account for 20 percent of each NEO’s AIP award and may be qualitative or quantitative in nature. For Mr. Postema, his 2018 AIP award also includes a 20 percent component tied to divisional goals. Although we believe that disclosure of these goals could cause competitive harm, our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs.

2018 AIP Targets and Awards

The 2018 target and level of achievement relative to target for AIP awards earned appear in the table below. The targets for those awards are identified below. AIP bonuses were paid on March 15, 2019, and are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum
Timothy G. NeCastro	90%	Below Target
Gregory J. Gutting	60%	Below Target
Robert C. Ingram, III	60%	Below Target
Sean J. McLaughlin	60%	Below Target
Bradley G. Postema	60%	Below Target

We continued to use a funding qualifier for the 2018 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is a corporate performance threshold that is based on our net operating income, or “NOI.” NOI is the Company’s net income, excluding: (i) realized capital gains and losses; (ii) impairment losses; (iii) related federal income taxes; (iv) losses from discontinued operations; (v) debt prepayment penalties; (vi) extraordinary gains or losses; (vii) the cumulative effect of accounting changes or the effect of material changes in tax laws; (viii) acquisitions or divestitures; (ix) unusual or nonrecurring items; (x) asset write downs; (xi) litigation, claims, judgments, or settlements not related to core operations; (xii) expenses for reorganization or restructuring initiatives; (xiii) currency fluctuations; and (xiv) reserve strengthening or financing activities. Use of NOI as the measure for the funding qualifier gives appropriate consideration to the interests of both our shareholders and our NEOs.

The funding qualifier under our 2018 AIP was 75 percent of the Company’s forecasted NOI for 2018. In order for an AIP payout to occur, 2018 NOI had to exceed $157 million. Our 2018 NOI totaled $291 million, thereby satisfying this requirement.

Long-Term Incentive Plan

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods. Performance is measured and compared to an industry peer group selected by the compensation committee. Awards are granted in phantom stock and paid out in cash.

LTIP Peer Group

The compensation committee believes the peer group below is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums. The peer group is composed of the same companies that were approved for the 2017-2019 LTIP performance period and represents approximately 42 percent of the industry’s total DWP as of December 31, 2017.

22    Erie Indemnity Company

2018-2020 LTIP Peer Group

Allstate Insurance Group American Family Insurance Group Auto Owners Insurance Group The Cincinnati Insurance Companies COUNTRY Financial	Farmers Insurance Group Government Employees Insurance Group (GEICO) Grange Mutual Casualty Pool Liberty Mutual Insurance Companies	Nationwide Insurance State Auto Insurance Companies State Farm Group Travelers Group USAA Group

LTIP Targets

The tables below show: (i) LTIP targets expressed as a percentage of base salary; and (ii) the performance measures selected to promote long-term sustainability and competitive positioning, and their respective weightings for the 2018- 2020 performance period.

Name	LTIP Target as a % of Base Salary
Timothy G. NeCastro	160%
Gregory J. Gutting	90%
Robert C. Ingram, III	90%
Sean J. McLaughlin	90%
Bradley G. Postema	60%

The target number of shares for each participant was calculated by dividing the target equity incentive plan award by $117.88, the average closing share price of our Class A common stock for the first 20 business days of the performance period. Opportunities under the LTIP range from 0 to 250 percent of target.

LTIP Performance Measures & Weightings

Name	% Increase in Direct Written Premiums	Statutory Combined Ratio	Return on Invested Assets
Timothy G. NeCastro	40%	40%	20%
Gregory J. Gutting	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%
Sean J. McLaughlin	40%	40%	20%
Bradley G. Postema	20%	20%	60%

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2016-2018 performance period is closed. The payout, pending approval from our compensation committee, will be made later in 2019 since computations require peer group data that is not yet available. To date, for this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 145 percent of target.

2019 Information Statement    23

Retirement Benefits and Perquisites

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. We also offer our executives a limited number of perquisites.

Pension Plan	• Provided to all eligible employees since 1946
SERP(1)	• Provided to executive officers, senior vice presidents and other select officers of the Company • Encourages retention and long-service careers
Deferred Compensation Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified deferred compensation
Incentive Compensation Deferral Plan	• Provided to executive officers, senior vice presidents and other select officers of the Company • Unfunded, non-qualified incentive compensation deferral
Perquisites

•  In addition to broad-based benefits offered generally to all of our full-time employees, executives are offered:

○   Business club memberships

○   Airline club memberships as needed

○   Comprehensive financial counseling

○   Officer physicals

○   Accident benefits

○   Guest travel

○   Tax gross-ups for guest travel

(1)

We provide a SERP to our NEOs in response to those provisions of the Code that limit the maximum annual pension award that can be paid to any eligible employee. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

Policy on Recoupment of Officer Bonuses

In 2009, our board of directors approved a “clawback” policy that applies to AIP and LTIP payouts. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance- based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with the Company was terminated for cause either prior to the payment of the bonus or within six months thereafter.

Policy for Minimum Stock Ownership Levels

Our Policy for Minimum Stock Ownership Levels is designed to promote greater alignment with the interests of our shareholders through ownership of Company stock and to achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are

24    Erie Indemnity Company

expected, over time, to acquire and hold Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan, shares issued under the LTIP and share credits issued under the Incentive Compensation Deferral Plan are counted toward satisfying the ownership guidelines.

An officer who was covered by this policy, a “covered officer,” on January 1, 2016 must reach his or her minimum ownership level by December 31, 2020. An individual who becomes a covered officer after January 1, 2016 must achieve his or her minimum ownership level by the fifth anniversary of becoming a covered officer. If a covered officer is appointed to a position with a higher minimum ownership requirement, the difference between the two levels must be achieved by the fifth anniversary of the new appointment. The original timeframe shall continue to apply to the prior ownership requirement.

The following table shows the required stock ownership levels and the share ownership of our NEOs as of December 31, 2018:

Name	Target Ownership Level	Target Number of Shares (#)(1)	Number of Shares Owned (#)
Timothy G. NeCastro	5x base salary	31,343	19,140
Gregory J. Gutting	3x base salary	11,008	6,015
Robert C. Ingram, III	3x base salary	11,352	18,159
Sean J. McLaughlin(2)	3x base salary	10,320	0
Bradley G. Postema	1x base salary	3,410	1,845

(1)

Based on a per share price of $130.81, which was the average of the high and low price for the last 20 business days of December 2018. Amounts shown in the “Number of Shares Owned” column are as of December 31, 2018.

(2)	Mr. McLaughlin was not an employee of the company after December 31, 2018 and, therefore, is no longer subject to the stock ownership policy.

Tax Implications of Executive Compensation

The Tax Cuts and Jobs Act of 2017 (the “TCJA”) made several changes to Section 162(m) of the Code, which limits the annual deductibility of compensation paid to certain executives to $1 million. Prior to the TCJA, Section 162(m) included an exclusion from the $1 million cap for qualified performance-based compensation. As a result, for tax years beginning January 1, 2018 and later, performance-based compensation is now included in the $1 million limit. The executives whose compensation is subject to the limit include the CEO, CFO and the three highest-paid officers who are not the CEO or CFO. Our compensation committee will continue to monitor guidance from the IRS to balance the benefits of deductibility with the goals of our executive compensation program.

Agreements with Executive Officers

We have no employment agreements with any NEOs. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

2019 Information Statement    25

Executive Compensation

The following table sets forth the 2018, 2017 and 2016 compensation of our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs was 54% in 2018 and 2017, and 57% in 2016. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy G. NeCastro President and Chief Executive Officer	2018 2017 2016	806,538 737,692 492,085	0 0 220,000	1,312,004 862,575 434,776	671,580 886,860 548,285	641,823 1,471,233 554,944	64,018 56,706 16,753	3,495,963 4,015,066 2,266,843
Gregory J. Gutting Executive Vice President and Chief Financial Officer	2018 2017 2016	474,231 446,154 406,885	0 0 0	432,030 405,035 329,246	247,680 417,593 295,257	(75,098 839,164 543,445)	48,450 40,192 27,369	1,127,293 2,148,138 1,602,202
Robert C. Ingram, III Executive Vice President and Chief Information Officer	2018 2017 2016	492,115 476,923 456,923	0 0 0	445,586 432,015 414,024	267,300 442,552 383,640	92,015 220,014 149,015	28,204 27,612 23,537	1,325,220 1,599,116 1,427,139
Sean J. McLaughlin Former Executive Vice President and General Counsel	2018 2017 2016	448,077 438,462 426,923	0 0 0	405,036 396,079 387,037	245,700 408,313 366,360	106,733 194,764 142,547	35,646 28,986 34,071	1,241,192 1,466,604 1,356,938
Bradley G. Postema Senior Vice President and Chief Investment Officer	2018 2017 2016	443,548 431,114 418,558	0 0 0	267,705 259,836 252,286	262,944 398,189 356,955	37,290 169,211 105,641	33,260 49,027 22,527	1,044,747 1,307,377 1,155,967

(1)

Grants made under our LTIP for the performance periods beginning in 2016, 2017 and 2018 are shown in the “Stock Awards” column. Grants of phantom stock were made each year and, upon vesting, participants will be paid in cash.

(2)	The “Non-Equity Incentive Plan Compensation” column includes payouts made under the AIP during each year.

(3)

Amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column decreased in 2018. The decrease is the result of an increase in discount rates used for calculations. Rates for 2018, 2017 and 2016 were 4.47%, 3.73% and 4.24%, respectively. Significant increases in discount rates decreases amounts, and in some cases, produces negative results. In addition, base salaries for Messrs. NeCastro and Gutting increased significantly due to their roles changing from 2016 to 2017. Those increases contributed to the greater year-over-year change in value in 2017 relative to the other NEOs.

(4)	See Supplemental Table for All Other Compensation.

26    Erie Indemnity Company

Stock Awards: Long-Term Incentive Plan

Our LTIP allows awards of phantom stock and payment of outstanding awards to be made in either cash or stock. The LTIP plan document includes a list of performance measures that may be used to establish performance goals. Awards for the 2018-2020, 2017-2019 and 2016-2018 performance periods are payable in cash. The amounts shown in the Summary Compensation Table for 2018, 2017 and 2016 reflect the grant date fair value of these awards as further described below. Amounts for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of the performance goals.

For 2018, 2017 and 2016, the grant value of each executive’s target LTIP award (calculated as a percentage of their base salary) was established by our compensation committee. The number of phantom shares awarded in 2018, 2017 and 2016 was calculated by dividing the target LTIP award by $117.88, $111.95 and $93.06, respectively, the average share price for the first 20 business days of each performance period.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column includes the AIP payouts during each year.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table above includes the net change in the present value of accrued benefits from December 31, 2017 to December 31, 2018 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2018 disclosure under Financial Accounting Standards Board (FASB) Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2018, 2017 and 2016 were 4.47%, 3.73% and 4.24%, respectively (3.97% post-retirement discount rate for 2018, 3.23% for 2017 and 3.74% for 2016).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Non-Qualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column of the Summary Compensation Table.

Supplemental Table for All Other Compensation

Name	Year	401(k) Contribution ($)(1)	Supple- mental 401(k) Match ($)(2)	Tax Gross- Ups ($)(3)	Member- ship Dues ($)(4)	Guest Travel ($)(5)	Other ($)(6)	Total ($)
Timothy G. NeCastro	2018 2017 2016	12,000 10,800 1,129	21,262 18,708 0	11,314 10,153 4,698	3,268 1,724 2,974	10,259 5,994 3,127	5,915 9,327 4,825	64,018 56,706 16,753
Gregory J. Gutting	2018 2017 2016	12,000 10,800 10,600	7,969 7,046 5,675	4,165 3,877 513	2,618 2,809 2,549	5,366 2,356 3,637	16,332 13,304 4,395	48,450 40,192 27,369
Robert C. Ingram, III	2018 2017 2016	12,000 10,800 10,600	8,685 8,277 7,538	0 0 0	2,068 2,174 1,965	0 0 0	5,451 6,361 3,434	28,204 27,612 25,537
Sean J. McLaughlin	2018 2017 2016	12,000 10,800 10,600	6,923 6,739 6,477	2,416 450 3,423	2,309 1,266 1,867	2,153 0 2,815	9,845 9,731 8,889	35,646 28,986 34,071
Bradley G. Postema	2018 2017 2016	12,000 10,800 10,600	6,742 6,778 6,142	0 0 0	1,020 749 924	0 0 0	13,498 30,700 4,861	33,260 49,027 22,527

(1)

This column includes the company match for our tax-qualified 401(k) savings plan for our employees. For 2018, this column also includes a $1,000 contribution made to all Employees’ 401(k) savings plans. For more information on the 401(k) savings plan, see also Part II, Item 8, “Financial Statements and Supplementary Data — Note 9, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 21, 2019.

2019 Information Statement    27

(2)

Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Non-qualified Deferred Compensation for additional discussion.

(3)	We pay taxes on behalf of our executives for guest travel.

(4)	We provide professional association and business dining club membership dues for executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)

The “Other” column includes executive physicals, rewards from a companywide recognition program, the company-paid portion of a comprehensive financial counseling program, the taxable value of group term life insurance, and vacation cash conversion. For Mr. Postema, this column in 2017 includes $16,656 cash conversion of unused vacation. One-half of this amount, or $8,328, was paid to Mr. Postema. The other half was contributed to his 401(k) account.

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2018 under our AIP and LTIP.

Grants of Plan-Based Awards Table for 2018

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Timothy G. NeCastro	AIP LTIP	2/14/18 2/14/18	2018 2018-2020	0 N/A	738,000 N/A	1,476,000 N/A	N/A 0	N/A 11,130	N/A 27,825	N/A 1,312,004
Gregory J. Gutting	AIP LTIP	2/14/18 2/14/18	2018 2018-2020	0 N/A	288,000 N/A	576,000 N/A	N/A 0	N/A 3,665	N/A 9,163	N/A 432,030
Robert C. Ingram, III	AIP LTIP	2/14/18 2/14/18	2018 2018-2020	0 N/A	297,000 N/A	594,000 N/A	N/A 0	N/A 3,780	N/A 9,450	N/A 445,586
Sean J. McLaughlin	AIP LTIP	2/14/18 2/14/18	2018 2018-2020	0 N/A	270,000 N/A	540,000 N/A	N/A 0	N/A 3,436	N/A 8,590	N/A 405,036
Bradley G. Postema	AIP LTIP	2/14/18 2/14/18	2018 2018-2020	0 N/A	267,628 N/A	535,256 N/A	N/A 0	N/A 2,271	N/A 5,678	N/A 267,705

(1)

The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 21, 2019. The minimum funding qualifier for payment of the 2018 AIP awards was satisfied. AIP results were certified and approved by our compensation committee on February 13, 2019, and the awards were paid on March 15, 2019. All payments made under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Under the LTIP, our compensation committee grants performance shares, performance units and/or phantom stock to participants. Performance shares represent the right to receive shares of common stock or cash. Performance units and phantom stock represents the right to receive a cash payment. For the 2018-2020 performance period, grants were made in shares of phantom stock and awards will be paid in cash when vested. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2018-2020 performance period will vest at December 31, 2020.

(3)	The grant date fair value of the award was calculated by multiplying the target number of phantom shares by $117.88, the average share price for the first 20 business days of the performance period.

An executive’s target award is established by our compensation committee. The target number of performance shares, performance units and/or phantom stock for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below target. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

28    Erie Indemnity Company

Under our LTIP, the actual shares or cash paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 10, Incentive and Deferred Compensation Plans, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February  21, 2019.

Outstanding Equity Awards

The following table shows outstanding equity awards at December 31, 2018.

Outstanding Equity Awards at December 31, 2018

Stock Awards
Name	Performance Period		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy G. NeCastro	2018-2020 2017-2019 2016-2018 2016-2018	(1) (2) (3) (4)	11,130 19,263 4,428 7,253	1,483,740 2,567,951 590,297 966,897
Gregory J. Gutting	2018-2020 2017-2019 2016-2018 2016-2018	(1) (2) (3) (4)	3,665 9,045 4,245 4,600	488,581 1,205,789 565,901 613,226
Robert C. Ingram, III	2018-2020 2017-2019 2016-2018	(1) (2) (3)	3,780 9,648 11,123	503,912 1,286,175 1,482,807
Sean J. McLaughlin	2018-2020 2017-2019 2016-2018	(1) (2) (3)	3,436 8,845 10,398	458,053 1,179,127 1,386,157
Bradley G. Postema	2018-2020 2017-2019 2016-2018	(1) (2) (3)	2,271 5,803 6,778	302,747 773,598 903,575

(1)

For the 2018-2020 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 84% of target. Because the expected payout is below target, it is disclosed in the table at target. Awards, if any, for the 2018-2020 performance period will be deemed earned at December 31, 2020. In 2021, after achievement of the performance goals has been certified, grants under the LTIP made in 2018 — which were made in phantom stock — will be settled in cash.

(2)

For the 2017-2019 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 117% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2017-2019 performance period will be deemed earned at December 31, 2019. In 2020, after achievement of the performance goals has been certified, grants under the LTIP made in 2017 — which were made in phantom stock — will be settled in cash.

(3)

For the 2016-2018 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 145% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2016-2018 performance period are deemed to be earned at December 31, 2018. In 2019, after achievement of the performance goals has been certified, grants under the LTIP made in 2016 — which were made in performance shares — will be settled in cash.

(4)	For Messrs. NeCastro and Gutting, the two amounts shown for the 2016-2018 performance period represent awards made inside and outside the LTIP.

All shares in the above table were valued using the closing share price of $133.31 on December 31, 2018. Except as noted above, all shares of phantom stock were awarded under the LTIP.

2019 Information Statement    29

Option Exercises and Stock Vested During 2018

The following table shows equity awards that vested during 2018.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized Upon Vesting ($)
Timothy G. NeCastro	3,601	438,746
Gregory J. Gutting	2,392	291,441
Robert C. Ingram, III	8,437	1,027,964
Sean J. McLaughlin	7,862	957,906
Bradley G. Postema	4,477	545,478

The number of shares vested relates to the 2015-2017 LTIP performance period. All shares were valued using a share price of $121.84, which was the closing share price on December 29, 2017.

We do not offer option awards to our executives.

Pension Plan and SERP

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2018. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2018, all our NEOs were 100% vested in the plan. Executives earn a vested interest in our SERP at the rate of 20 percent per full year of supplemental plan service, but they must also be fully vested in our pension plan to be vested in the SERP. All of our NEOs were fully vested in the SERP at the end of 2018.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2018 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 4.47% discount rate as of December 31, 2018 (3.97% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2018

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy G. NeCastro	Pension SERP	23 23	778,208 3,044,609	0 0
Gregory J. Gutting(1)	Pension SERP	30 30	904,912 1,735,813	0 0
Robert C. Ingram, III	Pension SERP	7 7	263,241 535,642	0 0
Sean J. McLaughlin	Pension SERP	6 6	260,661 455,117	0 0
Bradley G. Postema	Pension SERP	7 7	200,695 355,908	0 0

(1)	Mr. Gutting has been employed with ERIE for more than 30 years, but under the pension plan and SERP he is limited to 30 years of credited service.

Normal retirement under both our pension plan and SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any reduction due to age.

30    Erie Indemnity Company

Under our pension plan, final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For purposes of calculating the amount of pension and SERP benefits, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

“Credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee. Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after five full years of service);

•	the executive is entitled to receive a benefit under our pension plan; and

•	prior to the executive’s termination of employment, the executive is vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 9, Postretirement Benefits, of Notes to Financial Statements” in our annual report on Form 10-K filed with the SEC on February 21, 2019.

2019 Information Statement    31

Non-Qualified Deferred Compensation

We maintain two deferred compensation plans in which executives are eligible to participate.

Deferred Compensation Plan

Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($275,000 for 2018) and they have elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary as any employee with less than $275,000 of base salary would be eligible to receive under the 401(k) plan (4% of base salary for employee contributions of at least 5% of base salary). Participants in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for executive officers, senior vice presidents and other select officers of the Company.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	hypothetical investment funds;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2018.

Non-Qualified Deferred Compensation Table for 2018

Name	Executive Contributions in 2018 ($)(1)	Company Contributions in 2018 ($)(2)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)(3)
Timothy G. NeCastro	24,196	21,262	(34,785)	0	413,576
Gregory J. Gutting	47,423	7,969	(13,674)	0	160,016
Robert C. Ingram, III	14,763	8,685	(5,076)	0	89,380
Sean J. McLaughlin	4,481	6,923	(1,831)	0	55,593
Bradley G. Postema	17,742	6,742	(92,375)	0	1,254,093

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)

For Mr. NeCastro, $21,262 was previously reported in our Summary Compensation Table for 2018 and $18,708 for 2017. For Mr. Gutting, $7,969, $7,046 and $5,675 was previously reported as compensation in our Summary Compensation Table for 2018, 2017 and 2016, respectively. For Mr. Ingram, $8,685, $8,277 and $7,538 and was previously reported as compensation in our Summary Compensation Table for 2018, 2017 and 2016, respectively. For Mr. McLaughlin, $6,923, $6,739 and $6,477 was previously reported as compensation in our Summary Compensation Table for 2018, 2017 and 2016, respectively. For Mr. Postema, $6,742, $6,778 and $6,142 was previously reported as compensation in our Summary Compensation Table for 2018, 2017 and 2016, respectively.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror the investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

32    Erie Indemnity Company

Incentive Compensation Deferral Plan

Effective January 1, 2017, our board of directors approved an unfunded, non-qualified incentive compensation deferral plan for participants of the AIP and LTIP. Participants can elect to defer up to 100% of their annual AIP award and/or up to 100% of their LTIP award for each performance period. Deferred awards will be credited to a deferred stock account as credits denominated in Class A shares of Company stock until retirement or other separation from service. Participants are 100% vested at date of deferral. Vested share credits will be paid to participants upon separation from service in approximately equal annual installments of our Class A common stock over three years.

The following table summarizes NEO contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2018. Messrs. McLaughlin and Postema did not make contributions under this plan in 2018.

Name	Executive Contributions in 2018 ($)(1)	Company Contributions in 2018 ($)(2)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)
Timothy G. NeCastro	443,430	0	63,236	0	506,666
Gregory J. Gutting	208,796	0	29,776	0	238,572
Robert C. Ingram, III	426,421	0	60,810	0	487,231

(1)

Executive contributions include amounts deferred under the 2017 AIP paid out in 2018. These amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	The Company does not make contributions to the Incentive Compensation Deferral Plan.

Agreements with Executive Officers

We have no employment agreements with any NEOs.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2018. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2018. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Timothy G. NeCastro Pension SERP	140,321 349,636	(1) (3)	140,321 349,636	(1) (3)	140,321 349,636	(1) (3)	140,321 349,636	(1) (3)	140,321 349,636	(1) (3)	100,197 144,652	(2) (2)
Gregory J. Gutting Pension SERP	151,230 154,019	(1) (3)	151,230 154,019	(1) (3)	151,230 154,019	(1) (3)	151,230 154,019	(1) (3)	151,230 154,019	(1) (3)	90,398 45,734	(2) (2)
Robert C. Ingram, III Pension SERP	0 0		0 0		0 0		0 0		0 0		(83,617 (198,422	)(2) )(2)
Sean J. McLaughlin Pension SERP	0 0		0 0		0 0		0 0		0 0		(123,116 (237,363	)(2) )(2)
Bradley G. Postema Pension SERP	0 0		0 0		0 0		0 0		0 0		(10,315 (39,679	)(2) )(2)

(1)

The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

2019 Information Statement    33

(2)

Upon the death of an NEO, a survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the survivor benefit based upon the spouse’s age at December 31, 2018. If the NEO is early retirement eligible, the survivor benefit is paid as a 100% Joint and Survivor annuity reduced for early retirement. If the NEO has not reached early retirement eligibility, the survivor benefit is paid as a 50% Joint and Survivor annuity without early retirement reduction.

Since the surviving spouse’s benefit is either unreduced for early commencement or reduced with a subsidized early retirement factor, the benefit becomes less valuable as the NEO approaches age 65. Negative amounts are shown at points when the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit, which may occur under either scenario. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)

The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at the NEO’s current age versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Brian A. Hudson, Sr., George R. Lucore (non-voting), and Thomas B. Hagen, ex officio (non-voting). During 2018, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and then as Chairman and CEO, until 1993, and Mr. Lucore served as an officer of the Company until 2010. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

Report of Our Executive Compensation and Development Committee

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Brian A. Hudson, Sr.

George R. Lucore (non-voting)

February 13, 2019

34    Erie Indemnity Company

CEO Pay Ratio

In August 2015 the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer, or “PEO.” Our PEO is our President and CEO. This disclosure is required for fiscal years beginning on or after January 1, 2017.

We identified our median employee by examining the annual cash compensation for each of our employees during 2017, gathered from payroll data. We selected annual cash compensation as our compensation measure as it is readily available in our existing payroll systems, consistently calculated for each employee, and is a reasonable proxy for total compensation purposes of determining the median employee. The SEC rules require a company to identify its median employee every three years. In 2018 we reviewed the compensation of the median employee identified in 2017 and determined it was appropriate to maintain the same median employee. The median employee was calculated using the same rules that apply to the CEO’s compensation disclosure in the Summary Compensation Table. Pay elements that were included in the annual total compensation for each employee are:

•	Salary received in fiscal year 2018

•	Annual Holiday Bonus or other annual incentive plan payment made in fiscal year 2018

•	Change in pension plan value during fiscal year 2018

•	Company-paid 401(k) Plan match made during fiscal year 2018

•	Company-paid life insurance premium during fiscal year 2018

•	Other company-paid perquisites and benefits

Our calculations include payroll data as of December 31, 2018.

Summary Compensation Table Methodology

Employee	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Median Employee	2018	64,550	1,760	0	8,085	(3,219)	3,746	74,922

(1)	Salary received during 2018.

(2)	Includes holiday bonus, one-time special merit bonus and $1,000 cash bonus paid to all Employees, except executives, in 2018.

(3)	Equity awards.

(4)	Other incentive plan payment.

(5)	Aggregate year-over-year increase in actuarial present value of accumulated benefits under the pension plan.

(6)

Includes other company paid perquisites and benefits (i.e., professional membership dues, 401(k) match, personal use of company vehicle, wellness rewards, recognition program, company-paid life insurance premiums, etc.)

	2018 Total Compensation
Median annual total compensation of all employees (excluding President and CEO)	$74,922
Annual total compensation of President and CEO (Mr. NeCastro)	$3,495,963	*
Ratio of the median annual total compensation of all employees to the annual total compensation of Mr. NeCastro, President and Chief Executive Officer	1:47

* See Executive Compensation — Summary Compensation Table.

2019 Information Statement    35

Director Compensation

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, our director compensation is reviewed periodically and adjusted, as appropriate, to ensure its competitiveness. Our compensation for directors includes cash retainers, board and committee meeting fees, deferred stock grants, and committee chair retainers.

The annual review of director compensation is a responsibility of our compensation committee and our board of directors. In undertaking this review, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2018 Director Compensation

The annual cash retainer in 2018 for our directors for services to us was $60,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $60,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $10,000, except for our audit committee chairperson who received $20,000 and our compensation committee chairperson who received $15,000. Directors who serve on our Special Litigation Committee are paid an annual retainer of $10,000 in place of meeting fees, except for the committee chairperson who receives an annual retainer of $15,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is chair of the executive committee and an ex officio member of all other committees, received an additional annual fee of $100,000. Directors are paid retainers quarterly and all directors are reimbursed expenses incurred for attending meetings. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investments mirror the investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in a stock plan for each outside director. The purpose of this plan is to further align the interests of outside directors with those of our shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by reference to the value of shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $60,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. In 2018, the amount related to the initial annual vested share credits awarded was approximately $780,000. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.”

36    Erie Indemnity Company

In October 2015, the deferred compensation plan was divided into its two principal components; a voluntary deferred compensation plan and a separate deferred stock plan. At the same time, a grantor trust, commonly referred to as a “rabbi trust,” was established to hold shares of our Class A common stock. It is expected that the shares of common stock held in the rabbi trust will be used to pay the amounts credited under the deferred stock plan. The rabbi trust is classified and accounted for as equity in a manner consistent with the accounting for treasury stock. Dividends received on the shares in the rabbi trust are used to purchase additional shares of our Class A common stock. We account for the purchase of the Class A common stock shares by the rabbi trust and subsequent changes in the fair value of the Class A common stock, which are not recognized, in accordance with FASB Accounting Standards Codification 710-10, “Compensation — General.”

Number of committee meetings held, added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. The following table sets forth the compensation earned by our non-employee directors for services rendered in that capacity during 2018.

Director Compensation Table for 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Ralph Borneman, Jr.	94,000	60,000	0	154,000
Eugene C. Connell	97,500	60,000	0	157,500
Salvatore Correnti	63,000	60,000	0	123,000
LuAnn Datesh	98,500	60,000	0	158,500
Jonathan Hirt Hagen	112,000	60,000	0	172,000
Thomas B. Hagen	169,000	60,000	25,275	254,275
C. Scott Hartz	87,000	60,000	0	147,000
Brian A, Hudson, Sr.	118,500	60,000	0	178,500
Claude C. Lilly, III	108,500	60,000	0	168,500
George R. Lucore	93,000	60,000	0	153,000
Thomas W. Palmer	129,000	60,000	0	189,000
Martin P. Sheffield	103,000	60,000	0	163,000
Richard L. Stover (4)	28,000	0	0	28,000
Elizabeth Hirt Vorsheck	96,625	60,000	0	156,625

(1)	For additional information on directors’ compensation, see 2018 Director Compensation above.

(2)

Amounts reported in this column represent the 2018 annual share credits to the directors’ deferred stock accounts under the outside directors deferred stock plan. One grant was made on April 25, 2018 using the closing stock price of $118.79 on that date.

(3)

Amounts shown in the “All Other Compensation” column for Mr. Thomas Hagen are the amounts received in 2018 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003.

(4)	Mr. Stover retired from our board in April 2018.

2019 Information Statement    37

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors who do not already meet the stock ownership requirement are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

Director Education Program

We offer an education program to assist the members of our board with enhancing their knowledge and skills as directors of a public company. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $10,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

38    Erie Indemnity Company

Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2018 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies totaled $323,479 and $3,392,721, respectively. Mr. Borneman’s son’s agency also received a Founders Award and other award payments totaling $313,091 for 2018. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 9, 2019, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2018.

None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

Independent Registered Public Accountants

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2018 and 2017 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2018 and 2017.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

2019 Information Statement    39

Report of Our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that three members of our audit committee, Eugene C. Connell, Brian A. Hudson, Sr. and Claude C. Lilly, III, satisfy the financial expertise requirements and have the requisite experience as defined by rules of the SEC.

Our audit committee, which met seven times during 2018, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection and compensation of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance. Our audit committee also has a Subcommittee on Cybersecurity that met six times in 2018 for the purpose of evaluating and overseeing the Company’s policies, practices and procedures relating to the protection of nonpublic information and the systems on which such information resides.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management.

Throughout 2018, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Ernst & Young LLP has served as our independent auditor since 2003. Our audit committee believes that this long-term relationship has been beneficial to the Company insofar as Ernst & Young LLP has developed a greater institutional knowledge of our organization and, in particular, our operations as the management company for a reciprocal insurance exchange. Our audit committee believes that this results in higher-quality audits, increased efficiency with respect to audit fees, and avoids the costs and disruptions that would be associated with bringing on a new independent auditor. Recognizing that a longer-tenured auditor may develop a closer working relationship with the Company and management, our audit committee seeks to ensure that Ernst & Young LLP does not also jeopardize its independence. In so doing, the committee adheres to the regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements; exercises oversight of Ernst & Young LLP that includes regular communication and evaluation both on the quality of the audit and on auditor independence; and relies on Ernst & Young LLP’s own internal independence process and compliance reviews.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

40    Erie Indemnity Company

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Brian A. Hudson, Sr., Chair

Eugene C. Connell

LuAnn Datesh

Thomas B. Hagen, ex officio (non-voting)

Claude C. Lilly, III

Thomas W. Palmer

Martin P. Sheffield

February 13, 2019

2019 Information Statement    41

Audit Fees

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2018 and 2017 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2018
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees	$1,278,590	$817,561	$2,096,151
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	7,160	15,915	23,075
Total Fees	$1,285,750	$833,476	$2,119,226

	2017
Description of Fees	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit Fees	$1,469,804	$889,064	$2,358,868
Audit-related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	1,995	15,450	17,445
Total Fees	$1,471,799	$904,514	$2,376,313

Fees shown for 2017 are final amounts. Fees shown for 2018 represent amounts billed through February 21, 2019. “Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits. “All Other Fees” for 2018 and 2017 includes $7,160 and $1,995, respectively, paid for an annual online accounting and auditing information subscription and $15,915 and $15,450, respectively, for certain agreed upon procedures performed in connection with a derivative investment program.

42    Erie Indemnity Company

Annual Report

A copy of our annual report for 2018 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

Other Matters

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Brian W. Bolash

Vice President, Secretary and Senior Counsel

March 29, 2019

Erie, Pennsylvania

2019 Information Statement    43

Notice of Annual Meeting of Shareholders

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 94th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 30, 2019, in the Auditorium of the F.W. Hirt – Perry Square Building, located at 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 12 persons to serve as directors until our 2020 annual meeting of shareholders and until their successors are elected and qualified; and

2.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, March 1, 2019, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2018. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Brian W. Bolash
Vice President, Secretary and Senior Counsel

March 29, 2019

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the

Annual Meeting of Shareholders to be held on April 30, 2019.

Our information statement and annual report are available at:

http://www.erieproxy.com.

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian W. Bolash, Thomas B. Hagen and Timothy G. NeCastro, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 30, 2019, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐ FOR All candidates listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	C. Scott Hartz
Eugene C. Connell	Brian A. Hudson, Sr.
Salvatore Correnti	George R. Lucore
LuAnn Datesh	Thomas W. Palmer
Jonathan Hirt Hagen	Martin P. Sheffield
Thomas B. Hagen	Elizabeth Hirt Vorsheck

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: _________________________, 2019
(Signature)

(Signature)